Exhibit 99.1

DANAHER REPORTS SECOND QUARTER 2022 RESULTS
WASHINGTON, D.C., July 21, 2022 -- Danaher Corporation (NYSE: DHR) (the “Company”) today announced results for the second quarter 2022. All results in this release reflect only continuing operations unless otherwise noted.
For the quarter ended July 1, 2022, net earnings were $1.7 billion, or $2.25 per diluted common share which represents a 1.5% year-over-year decrease from the comparable 2021 period. Non-GAAP adjusted diluted net earnings per common share were $2.76 which represents a 12.0% increase over the comparable 2021 period.
Revenues increased 7.5% year-over-year to $7.8 billion. Non-GAAP core revenue growth was 9.5%, including 8.0% non-GAAP base business core revenue growth.
Operating cash flow for the second quarter was $2.0 billion and non-GAAP free cash flow was $1.7 billion.
For the third quarter 2022, the Company anticipates that non-GAAP base business core revenue growth will be in the high-single digit percent range. For the full year 2022, the Company continues to expect non-GAAP base business core revenue growth will be in the high-single digit percent range.
Rainer M. Blair, President and Chief Executive Officer, stated, “We are pleased with our strong start to 2022. Our teams executed well in a challenging environment to deliver high-single digit core revenue growth, double-digit adjusted earnings per share growth and $2.0 billion of operating cash flow. We were particularly encouraged with the high-single digit growth in our base business and believe we gained market share across the portfolio.”
Blair continued, “Danaher is comprised of high-quality franchises in attractive end markets with meaningful recurring revenues and durable business models. We believe the combination of our strong portfolio and talented team—all powered by the Danaher Business System—provides a strong foundation in today’s dynamic operating environment and positions us well for the balance of 2022 and beyond.”
Danaher will discuss its results during its quarterly investor conference call today starting at 8:00 a.m. ET. The call and an accompanying slide presentation will be webcast on the “Investors” section of Danaher’s website, www.danaher.com, under the subheading “Events & Presentations” and additional materials will be posted to the same section of Danaher’s website. A replay of the webcast will be available in the same section of Danaher’s website shortly after the conclusion of the presentation and will remain available until the next quarterly earnings call.
The conference call can be accessed by dialing 877-830-2598 within the U.S. or by dialing +1-785-424-1743 outside the U.S. a few minutes before the 8:00 a.m. ET start and telling the operator that you are dialing in for Danaher’s earnings conference call (Conference ID: DHRQ222). A replay of the conference call will be available shortly after the conclusion of the call and until August 4, 2022. You can access the replay dial-in information on the “Investors” section of Danaher’s website under the subheading “Events & Presentations.” In addition, presentation materials relating to Danaher’s results have been posted to the “Investors” section of Danaher’s website under the subheading “Quarterly Earnings.”

ABOUT DANAHER
Danaher is a global science and technology innovator committed to helping its customers solve complex challenges and improving quality of life around the world. Its family of world class brands has leadership positions in the demanding and attractive health care, environmental and applied end-markets. With more than 20 operating companies, Danaher's globally diverse team of approximately 80,000 associates is united by a common culture and operating system, the Danaher Business System, and its Shared Purpose, Helping Realize Life's Potential. For more information, please visit www.danaher.com.

NON-GAAP MEASURES
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains non-GAAP financial measures. Calculations of these measures, the reasons why we believe these measures provide useful information to investors, a reconciliation of these measures to the most directly comparable GAAP measures, as applicable, and other information relating to these non-GAAP measures are included in the supplemental reconciliation schedule attached.

FORWARD-LOOKING STATEMENTS
Statements in this release that are not strictly historical, including the statements regarding the Company's expected financial performance for the third quarter and full year 2022, Danaher’s prospects and positioning for the future and any other statements regarding events or developments that we believe or anticipate will or may occur in the future are "forward-looking" statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include, among other things, the highly uncertain and unpredictable severity, magnitude and duration of the COVID-19 pandemic (and the related governmental, business and community responses thereto) on our business, results of operations and financial condition, the impact of our debt obligations on our operations and liquidity, deterioration of or instability in the economy, the markets we serve and the financial markets (including as a result of the COVID-19 pandemic), uncertainties relating to U.S. laws or policies, including potential changes in U.S. trade policies and tariffs and the reaction of other countries thereto, contractions or growth rates and cyclicality of markets we serve, competition, our ability to develop and successfully market new products and technologies and expand into new markets, the potential for improper conduct by our employees, agents or business partners, our compliance with applicable laws and regulations (including rules relating to off-label marketing and other regulations relating to medical devices and the health care industry), the results of our clinical trials and perceptions thereof, our ability to effectively address cost reductions and other changes in the health care industry, our ability to successfully identify and consummate appropriate acquisitions and strategic investments and successfully complete divestitures and other dispositions, our ability to integrate the businesses we acquire and achieve the anticipated growth, synergies and other benefits of such acquisitions, contingent liabilities and other risks relating to acquisitions, investments, strategic relationships and divestitures (including tax-related and other contingent liabilities relating to past and future IPOs, split-offs or spin-offs), security breaches or other disruptions of our information technology systems or violations of data privacy laws, the impact of our restructuring activities on our ability to grow, risks relating to potential impairment of goodwill and other intangible assets, currency exchange rates, tax audits and changes in our tax rate and income tax liabilities, changes in tax laws applicable to multinational companies, litigation and other contingent liabilities including intellectual property and environmental, health and safety matters, the rights of the United States government to use, disclose and license certain intellectual property we license if we fail to commercialize it, risks relating to product, service or software defects, product liability and recalls, risks relating to product manufacturing, our relationships with and the performance of our channel partners, uncertainties relating to collaboration arrangements with third-parties, commodity costs and surcharges, our ability to adjust purchases and manufacturing capacity to reflect market conditions, reliance on sole sources of supply, the impact of deregulation on demand for our products and services, the impact of climate change, or legal or regulatory measures to address climate change, labor matters and our ability to recruit, retain and motivate talented employees, international economic, political, legal, compliance, social and business factors (including the impact of the military conflict between Russia and Ukraine and the United Kingdom's separation from the European Union), disruptions relating to man-made and natural disasters (including pandemics such as COVID-19) and pension plan costs. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2021 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the second quarter of 2022. These forward-looking statements speak only as of the date of this release and except to the extent required by applicable law, the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

CONTACT
John T. Bedford
Vice President, Investor Relations
Danaher Corporation
2200 Pennsylvania Avenue, N.W., Suite 800W
Washington, D.C. 20037
Telephone: (202) 828-0850
Fax: (202) 828-0860

DANAHER CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
($ and shares in millions, except per share amounts)
(unaudited)

	Three-Month Period Ended		Six-Month Period Ended
	July 1, 2022	July 2, 2021	July 1, 2022	July 2, 2021
Sales	$7,751	$7,218	$15,439	$14,076
Cost of sales	(3,030)	(2,821)	(6,013)	(5,426)
Gross profit	4,721	4,397	9,426	8,650
Operating costs:
Selling, general and administrative expenses	(2,085)	(1,966)	(4,177)	(3,842)
Research and development expenses	(431)	(426)	(872)	(806)
Operating profit	2,205	2,005	4,377	4,002
Nonoperating income (expense):
Other income (expense), net	(87)	97	(107)	237
Interest expense	(51)	(62)	(105)	(120)
Interest income	2	3	3	7
Earnings from continuing operations before income taxes	2,069	2,043	4,168	4,126
Income taxes	(389)	(344)	(763)	(725)
Net earnings from continuing operations	1,680	1,699	3,405	3,401
Earnings from discontinued operations, net of income taxes	—	86	—	86
Net earnings	1,680	1,785	3,405	3,487
Mandatory convertible preferred stock dividends	(22)	(41)	(63)	(82)
Net earnings attributable to common stockholders	$1,658	$1,744	$3,342	$3,405
Net earnings per common share from continuing operations:
Basic	$2.28	$2.32	$4.63	$4.65
Diluted	$2.25	$2.28	$4.56	$4.57
Net earnings per common share from discontinued operations:
Basic	$—	$0.12	$—	$0.12
Diluted	$—	$0.12	$—	$0.12
Net earnings per common share:
Basic	$2.28	$2.44	$4.63	$4.77
Diluted	$2.25	$2.40	$4.56	$4.68	(a)
Average common stock and common equivalent shares outstanding:
Basic	726.7	714.5	721.5	713.9
Diluted	736.0	736.0	736.8	735.6
(a) Net earnings per common share amounts do not add due to rounding. Net earnings per common share amounts for the relevant three-month periods do not add to the six-month period amount due to rounding.

This information is presented for reference only. A complete copy of Danaher’s Form 10-Q financial statements is available on the Company’s website (www.danaher.com).

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
Adjusted Diluted Net Earnings Per Common Share from Continuing Operations 1

	Three-Month Period Ended		Six-Month Period Ended
	July 1, 2022	July 2, 2021	July 1, 2022	July 2, 2021
Diluted Net Earnings Per Common Share From Continuing Operations (GAAP)	$2.25	$2.28	$4.56	$4.57
Amortization of acquisition-related intangible assets A	0.50	0.47	1.02	0.93
Fair value net (gains) losses on investments B	0.13	(0.12)	0.16	(0.27)
Impairments and other charges C	0.01	—	0.07	0.01
Loss on partial settlement of a defined benefit plan D	—	—	0.01	—
Acquisition-related items E	—	—	—	0.06
Gain on disposition of certain product lines F	—	—	—	(0.02)
Tax effect of the above adjustments G	(0.13)	(0.07)	(0.24)	(0.15)
Discrete tax adjustments H	(0.01)	(0.10)	(0.07)	(0.16)
MCPS "as if converted" I	—	—	—	—
Rounding	0.01	—	0.01	0.01
Adjusted Diluted Net Earnings Per Common Share From Continuing Operations (Non-GAAP)	$2.76	$2.46	$5.52	$4.98
1    Each of the per share adjustment amounts above have been calculated assuming the Mandatory Convertible Preferred Stock (“MCPS”) had been converted into shares of common stock.

Adjusted Average Common Stock and Common Equivalent Diluted Shares Outstanding
(shares in millions)

	Three-Month Period Ended		Six-Month Period Ended
	July 1, 2022	July 2, 2021	July 1, 2022	July 2, 2021
Average common stock and common equivalent shares outstanding - diluted (GAAP) [2]	736.0	736.0	736.8	735.6
Converted shares [3]	8.6	8.6	8.6	8.6
Adjusted average common stock and common equivalent shares outstanding - diluted (non-GAAP)	744.6	744.6	745.4	744.2
2    The impact of the MCPS Series A calculated under the if-converted method was dilutive for both the three and six-month periods ended July 1, 2022 and July 2, 2021, and as such 1.1 million and 6.0 million shares for the three and six-month periods ended July 1, 2022, respectively, and 11.0 million shares, for both the three and six-month periods ended July 2, 2021, underlying the MCPS Series A were included in the calculation of diluted EPS. The related MCPS Series A dividends of $20 million for the six-month period ended July 1, 2022 and $20 million and $40 million for the three and six-month periods ended July 2, 2021, respectively, were excluded from the calculation of net earnings for diluted EPS. On April 15, 2022, all outstanding shares of the MCPS Series A converted into 11.0 million shares of the Company’s common stock. There were no MCPS Series A dividends declared in the second quarter of 2022 prior to their conversion and the MCPS Series A were dilutive for all periods prior to the conversion.
The impact of the MCPS Series B calculated under the if-converted method was anti-dilutive for both the three and six-month periods ended July 1, 2022 and July 2, 2021, and as such 8.6 million shares, for both the three and six-month periods underlying the MCPS Series B were excluded from the calculation of diluted EPS and the related MCPS Series B dividends of $22 million and $21 million for the three-month periods, respectively, and $43 million and $42 million for the six-month periods, respectively, were included in the calculation of net earnings for diluted EPS.
3    The number of converted shares assumes the conversion of all MCPS and issuance of the underlying shares applying the “if-converted” method of accounting and using an average 20 trading-day trailing volume weighted average price (“VWAP”) of $250.49 and $258.03 as of July 1, 2022 and July 2, 2021, respectively.

See the accompanying Notes to Reconciliation of GAAP to Non-GAAP Financial Measures.

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(continued)
Core Sales Growth and Base Business Core Sales Growth

	% Change Three-Month Period Ended July 1, 2022 vs. Comparable 2021 Period	% Change Six-Month Period Ended July 1, 2022 vs. Comparable 2021 Period
Total sales growth (GAAP)	7.5%	9.5%
Impact of:
Acquisitions/divestitures	(2.5)%	(2.5)%
Currency exchange rates	4.5%	3.5%
Core sales growth (non-GAAP)	9.5%	10.5%
Impact of COVID-19 related testing	(1.5)%	(2.5)%
Base business core sales growth (non-GAAP)	8.0%	8.0%
Note: While we expect overall demand for the Company’s COVID-19 related products to moderate as and to the extent the pandemic subsides, as the pandemic evolves toward endemic status we believe a level of demand for the Company’s products that support COVID-19 related vaccines and therapeutics (including initiatives that seek to prevent or mitigate similar, future pandemics) and COVID-19 testing will continue. However, on a relative basis, we expect the level of ongoing demand for products supporting COVID-19 testing will be subject to more fluctuations in demand than the level of demand for products supporting COVID-19 related vaccines and therapeutics. Therefore, beginning with the first quarter of 2022, in addition to disclosing core revenue growth, we disclose “base business core sales growth” on a basis that excludes revenues related to COVID-19 testing and includes revenues from products that support COVID-19 related vaccines and therapeutics. We believe this additional measure provides useful information to investors by facilitating period-to-period comparisons of our financial performance and identifying underlying growth trends in the Company’s business that otherwise may be obscured by fluctuations in demand for COVID-19 testing as a result of the pandemic.
Forecasted Core Sales Growth and Base Business Core Sales Growth 4

	% Change Three-Month Period Ending September 30, 2022 vs. Comparable 2021 Period	% Change Year Ending December 31, 2022 vs. Comparable 2021 Period
Core sales growth (non-GAAP)	+Low-single digit	+Mid-single digit
Impact of COVID-19 related testing	+Mid-single digit	+Low-single digit
Base business core sales growth (non-GAAP)	+High-single digit	+High-single digit
4    We do not reconcile these measures to the comparable GAAP measure because of the inherent difficulty in predicting and estimating the future impact and timing of currency translation, acquisitions and divested product lines, which would be reflected in any forecasted GAAP revenue.

See the accompanying Notes to Reconciliation of GAAP to Non-GAAP Financial Measures.

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(continued)
Free Cash Flow from Continuing Operations and Free Cash Flow from Continuing Operations to Net Earnings from Continuing Operations Conversion Ratio
($ in millions)

	Three-Month Period Ended		Year-over-Year Change	Six-Month Period Ended		Year-over-Year Change
	July 1, 2022	July 2, 2021		July 1, 2022	July 2, 2021
Total Cash Flows from Continuing Operations:
Net cash provided by operating activities from continuing operations (GAAP)	$2,000	$2,120		$3,968	$3,991
Total cash used in investing activities from continuing operations (GAAP)	$(400)	$(1,067)		$(903)	$(2,060)
Total cash used in financing activities from continuing operations (GAAP)	$(1,160)	$(139)		$(1,434)	$(588)

Free Cash Flow from Continuing Operations:
Net cash provided by operating activities from continuing operations (GAAP)	$2,000	$2,120	~ (5.5)%	$3,968	$3,991	~ (0.5)%
Less: payments for additions to property, plant & equipment (capital expenditures) from continuing operations (GAAP)	(296)	(305)		(546)	(556)
Plus: proceeds from sales of property, plant & equipment (capital disposals) from continuing operations (GAAP)	7	1		9	13
Free cash flow from continuing operations (non-GAAP)	$1,711	$1,816	~ (6.0)%	$3,431	$3,448	~ (0.5)%

Free Cash Flow from Continuing Operations to Net Earnings from Continuing Operations Conversion Ratio:
Free cash flow from continuing operations from above (non-GAAP)	$1,711	$1,816		$3,431	$3,448
Net earnings from continuing operations (GAAP)	1,680	1,699		3,405	3,401
Free cash flow from continuing operations to net earnings from continuing operations conversion ratio (non-GAAP)	1.02	1.07		1.01	1.01
We define free cash flow from continuing operations as operating cash flows from continuing operations, less payments for additions to property, plant and equipment from continuing operations (“capital expenditures”) plus the proceeds from sales of plant, property and equipment from continuing operations (“capital disposals”). All amounts presented above reflect only continuing operations.

See the accompanying Notes to Reconciliation of GAAP to Non-GAAP Financial Measures.

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(continued)
Notes to Reconciliation of GAAP to Non-GAAP Financial Measures
A    Amortization of acquisition-related intangible assets in the following historical periods ($ in millions) (only the pretax amounts set forth below are reflected in the amortization line item above):

	Three-Month Period Ended		Six-Month Period Ended
	July 1, 2022	July 2, 2021	July 1, 2022	July 2, 2021
Pretax	$373	$347	$759	$691
After-tax	300	275	611	549
B    Net (gains) losses on the Company's equity and limited partnership investments recorded in the following historical periods ($ in millions) (only the pretax amounts set forth below are reflected in the fair value net (gains) losses on investments line above):

	Three-Month Period Ended		Six-Month Period Ended
	July 1, 2022	July 2, 2021	July 1, 2022	July 2, 2021
Pretax (gain) loss	$98	$(86)	$122	$(202)
After-tax (gain) loss	75	(67)	93	(161)
C    Impairment charges related to technology and customer relationships in the Environmental & Applied Solutions segment recorded in the three and six-month periods ended July 1, 2022 ($9 million pretax as reported in this line item, $7 million after-tax). In the six-month period ended July 1, 2022, additional charges incurred primarily related to impairments of accounts receivable and inventory as well as accruals for contractual obligations in Russia ($43 million pretax as reported in this line item, $40 million after-tax, respectively). Impairment charges related to a trade name in the Diagnostics segment recorded in the six-month period ended July 2, 2021 ($10 million pretax as reported in this line item, $8 million after-tax).
D    Loss on a partial settlement of a defined benefit plan as a result of the transfer of a portion of the Company’s non-U.S. pension liabilities related to one defined benefit plan to a third party in the six-month period ended July 1, 2022 ($10 million pretax as reported in this line item, $9 million after-tax)..
E    Costs incurred for fair value adjustments to inventory and deferred revenue related to the acquisition of Cytiva in the six-month period ended July 2, 2021 ($46 million pretax as reported in this line item, $36 million after-tax).
F    Gain on disposition of certain product lines in the six-month period ended July 2, 2021 ($13 million pretax as reported in this line item, $10 million after-tax).
G    This line item reflects the aggregate tax effect of all nontax adjustments reflected in the preceding line items of the table. In addition, the footnotes above indicate the after-tax amount of each individual adjustment item. Danaher estimates the tax effect of each adjustment item by applying Danaher’s overall estimated effective tax rate to the pretax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment. The MCPS dividends are not tax deductible and therefore the tax effect of the adjustments does not include any tax impact of the MCPS dividends.
H    Discrete tax adjustments and other tax-related adjustments for the three-month period ended July 1, 2022, include the impact of net discrete tax benefits of $8 million related primarily to changes in estimates associated with prior period uncertain tax positions and excess tax benefits from stock-based compensation. Discrete tax adjustments and other tax-related adjustments for the six-month period ended July 1, 2022, include the impact of net discrete tax benefits of $49 million related primarily to excess tax benefits from stock-based compensation and changes in estimates associated with prior period uncertain tax positions. Discrete tax adjustments and other tax-related adjustments for the three-month period ended July 2, 2021, include the impact of net discrete tax benefits of $76 million related primarily to the release of reserves for uncertain tax positions due to the expiration of the statutes of limitation, audit settlements and excess tax benefits from stock-based compensation, net of changes in estimates associated with prior period uncertain tax positions. Discrete tax adjustments and other tax-related adjustments for the six-month period ended July 2, 2021, include the impact of net discrete tax benefits of $120 million related primarily to the release of reserves for uncertain tax positions due to the expiration of statutes of limitation, audit settlements and excess tax benefits from stock-based compensation, net of changes in estimates associated with prior period uncertain tax positions.

DANAHER CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(continued)
I    In March 2019, the Company issued $1.65 billion in aggregate liquidation preference of 4.75% MCPS Series A. In May 2020, the Company issued $1.72 billion in aggregate liquidation preference of 5.0% MCPS Series B. Dividends on the MCPS Series A were, and on the Series B are, payable on a cumulative basis at an annual rate of 4.75% and 5.0%, respectively, on the liquidation preference of $1,000 per share. Each share of MCPS Series A converted on April 15, 2022 into 6.6632 shares of Danaher’s common stock. Unless earlier converted, each share of MCPS Series B will automatically convert on April 15, 2023 into between 5.0130 and 6.1409 shares of Danaher’s common stock, subject to further anti-dilution adjustments. The number of shares of Danaher’s common stock issuable on conversion of the MCPS is determined based on the VWAP per share of the Company's common stock over the 20 consecutive trading day period beginning on, and including, the 21st scheduled trading day immediately April 15, 2023 for the Series B. For the calculation of net earnings per common share from continuing operations, the impact of the dilutive MCPS is calculated under the if-converted method and the related MCPS dividends are excluded. For the purposes of calculating adjusted earnings per common share from continuing operations, the Company has excluded the paid and anticipated MCPS cash dividends and assumed the “if-converted” method of share dilution (the incremental shares of common stock deemed outstanding applying the “if-converted” method of calculating share dilution only with respect to any MCPS the conversion of which would be dilutive in the particular period are referred to as the “Converted Shares”) for any MCPS that were anti-dilutive for the given period. For additional information about the impact of the MCPS on the calculation of diluted EPS, see note 2 in the Adjusted Average Common Stock and Common Equivalent Diluted Shares Outstanding table above.

Statement Regarding Non-GAAP Measures
Each of the non-GAAP measures set forth above should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  Management believes that these measures provide useful information to investors by offering additional ways of viewing Danaher Corporation’s (“Danaher” or the “Company”) results that, when reconciled to the corresponding GAAP measure, help our investors to:
•with respect to Adjusted Diluted Net Earnings Per Common Share from Continuing Operations, understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers;
•with respect to core sales and related sales measures, identify underlying growth trends in our business and compare our sales performance with prior and future periods and to our peers; and
•with respect to free cash flow from continuing operations and related cash flow measures (the “FCF Measure”), understand Danaher’s ability to generate cash without external financings, strengthen its balance sheet, invest in its business and grow its business through acquisitions and other strategic opportunities (although a limitation of free cash flow is that it does not take into account the Company’s debt service requirements and other non-discretionary expenditures, and as a result the entire free cash flow amount is not necessarily available for discretionary expenditures).
While we expect overall demand for the Company’s COVID-19 related products to moderate as and to the extent the pandemic subsides, as the pandemic evolves toward endemic status we believe a level of demand for the Company’s products that support COVID-19 related vaccines and therapeutics (including initiatives that seek to prevent or mitigate similar, future pandemics) and COVID-19 testing will continue. However, on a relative basis, we expect the level of ongoing demand for products supporting COVID-19 testing will be subject to more fluctuations in demand than the level of demand for products supporting COVID-19 related vaccines and therapeutics. Therefore, beginning with the first quarter of 2022, in addition to disclosing core revenue growth, we disclose “base business core sales growth” on a basis that excludes revenues related to COVID-19 testing and includes revenues from products that support COVID-19 related vaccines and therapeutics. We believe this additional measure provides useful information to investors by facilitating period-to-period comparisons of our financial performance and identifying underlying growth trends in the Company’s business that otherwise may be obscured by fluctuations in demand for COVID-19 testing as a result of the pandemic.
Management uses these non-GAAP measures to measure the Company’s operating and financial performance, and uses core sales and non-GAAP measures similar to Adjusted Diluted Net Earnings Per Common Share from Continuing Operations and the FCF Measure in the Company’s executive compensation program.
The items excluded from the non-GAAP measures set forth above have been excluded for the following reasons:
•With respect to Adjusted Diluted Net Earnings Per Common Share from Continuing Operations:
◦Amortization of Intangible Assets. We exclude the amortization of acquisition-related intangible assets because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions we consummate. While we have a history of significant acquisition activity we do not acquire businesses on a predictable cycle, and the amount of an acquisition’s purchase price allocated to intangible assets and related amortization term are unique to each acquisition and can vary significantly from acquisition to acquisition. Exclusion of this amortization expense facilitates more consistent comparisons of operating results over time between our newly acquired and long-held businesses, and with both acquisitive and non-acquisitive peer companies. We believe however that it is important for investors to understand that such intangible assets contribute to sales generation and that intangible asset amortization related to past acquisitions will recur in future periods until such intangible assets have been fully amortized.
◦Restructuring Charges. We exclude costs incurred pursuant to discrete restructuring plans that are fundamentally different (in terms of the size, strategic nature and planning requirements, as well as the inconsistent frequency, of such plans) from the ongoing productivity improvements that result from application of the Danaher Business System. Because these restructuring plans are incremental to the core activities that arise in the ordinary course of our business and we believe are not indicative of Danaher’s ongoing operating costs in a given period, we exclude these costs to facilitate a more consistent comparison of operating results over time.

◦Other Adjustments. With respect to the other items excluded from Adjusted Diluted Net Earnings Per Common Share from Continuing Operations, we exclude these items because they are of a nature and/or size that occur with inconsistent frequency, occur for reasons that may be unrelated to Danaher's commercial performance during the period and/or we believe that such items may obscure underlying business trends and make comparisons of long-term performance difficult. For example, we excluded the first quarter 2022 charge for asset impairments, accruals for contractual obligations and similar items related to our Russia operations because, even though it is possible we could incur additional charges in the future, we do not believe these charges are indicative of Danaher’s ongoing operating costs.
•With respect to adjusted average common stock and common equivalent shares outstanding, Danaher’s Mandatory Convertible Preferred Stock (“MCPS”) Series A converted into Danaher common stock on April 15, 2022 and MCPS Series B will mandatorily convert into Danaher common stock on the mandatory conversion date, which is expected to be April 15, 2023 (unless converted or redeemed earlier in accordance with the terms of the applicable certificate of designations). With respect to the calculation of Adjusted Diluted Net Earnings Per Common Share from Continuing Operations, we apply the “if converted” method of share dilution to the MCPS Series A and B in all applicable periods irrespective of whether such preferred shares would be dilutive or anti-dilutive in the period. We believe this presentation provides useful information to investors by helping them understand what the net impact will be on Danaher’s earnings per share-related measures once the MCPS convert into Danaher common stock.
•With respect to core sales related measures, (1) we exclude the impact of currency translation because it is not under management’s control, is subject to volatility and can obscure underlying business trends, and (2) we exclude the effect of acquisitions and divested product lines because the timing, size, number and nature of such transactions can vary significantly from period-to-period and between us and our peers, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.
•With respect to the FCF Measure, we exclude payments for additions to property, plant and equipment (net of the proceeds from capital disposals) to demonstrate the amount of operating cash flow for the period that remains after accounting for the Company’s capital expenditure requirements.
With respect to forecasted core sales related measures, we do not reconcile these measures to the comparable GAAP measure because of the inherent difficulty in predicting and estimating the future impact and timing of currency translation, acquisitions and divested product lines, which would be reflected in any forecasted GAAP revenue.